Exhibit 10.1

March 20, 2017

Gary Bischoping

11525 Shadestone Terrace

Austin, TX 78732

Dear Gary,

I am pleased to confirm our offer to you for the position of Senior Vice President, Finance and Chief Financial Officer, Varian Medical Systems, Inc. (VMS), reporting to Dow Wilson, Chief Executive Officer. This offer is contingent upon a start date no later than May 15, 2017.

The specific components which make up this offer are as follows:

Salary

Your starting weekly base salary will be $10,576.92 ($550,000 annualized). VMS is on a bi-weekly payroll cycle.

Management Incentive Plan

You will be eligible to participate in the VMS Management Incentive Plan (MIP) on a pro-rata basis beginning on your start date. Your target award percentage is 75% of base salary (at 100% achievement of funding target levels).  Under the terms of the MIP, awards are based on achievement of specific VMS financial objectives and individual goals. To be eligible for the award, you must be actively employed and in good standing at the end of the specified performance period.  The award is typically payable in late-November for the prior fiscal year's performance.  Detailed information regarding the MIP will be provided to you shortly after your start date.

Stock Options and Restricted Stock Units

In addition to the benefits outlined above, we shall recommend to the Compensation and Management Development Committee (the “Committee”) of the Board of Directors that you be granted equity awards under the Varian Medical Systems, Inc. Fourth Amended and Restated 2005 Omnibus Stock Plan totaling value of $2,000,000, denominated in approximately sixty percent (60%) stock options and forty percent (40%) Restricted Stock Units (RSU) as follows:  (A copy of the current form(s) of each equity grant agreement are attached for your reference.  Shortly after the Grant Date, as defined below, you will be notified via email to accept your equity grant online.)

•	$1,200,000 (USD) in VMS non-qualified stock option for shares of Varian Medical Systems common stock. Actual number of stock options will be determined based on the Black-Scholes value of the corporation’s closing stock price on the Grant Date (as defined here). The exercise price of the stock options will be equal to the Fair Market Value (as defined in the Fourth Amended 2005 Omnibus Plan) of the corporation’s Common Stock on the Grant Date (as defined below). The exercise price will be the closing price on the New York Stock Exchange on the Grant Date. The terms and conditions of the options are set by the Committee and will be described in your grant agreement. These non-qualified stock options have a seven-year term and will vest over a three-year period, with the first one-third of the options vesting and exercisable after the end of the first year following the Grant Date and the remainder of the options vesting and exercisable on a monthly basis thereafter.

•	$800,000 (USD) in RSUs. Actual number of RSUs will be determined based on the closing stock price on the Grant Date (as defined below). The RSU award will vest over a 3-year period according to the following schedule: the first one-third (1/3) approximately after one year of the Grant Date, the second one-third (1/3) approximately after two years of the Grant Date and the remainder at the end of approximately three years from the Grant Date.

*Grant Date is defined as the later of: (i) the date of the next regularly scheduled quarterly meeting of the Board of Directors (“Board”) after your start date, or such other date for which it may be rescheduled, following your start date; or (ii) if the Board deems the corporation to be in possession of material, non-public information on that date, the date that is the second business day following the public release of the material, non-public information.

Sign-On Bonus

You will receive a one-time sign-on bonus of $300,000 (gross), payable within the first 90 days of your employment. This bonus has a payback provision in the event you voluntarily resign or are terminated for cause within your first two years of employment at Varian whereby the amount to be paid back will be calculated on a prorata basis based on your length of service over that period.

Benefit Programs

While employed by VMS, you will be eligible to participate in health, life, benefit and retirement plans offered by VMS in accordance with plan enrollment requirements. While some plans are provided at no cost, others do require an employee contribution.

Additionally, you will be entitled to the following executive benefits:

•	Reimbursement for up to $4,000 per calendar year for required, qualified annual medical examinations.
•	Reimbursement for up to $6,500 per calendar year for financial planning advice, estate planning advice, tax planning advice and/or tax return preparation.
•	Participation in the VMS Deferred Compensation Plan (DCP). This non-qualified DCP is designed to allow its participants to defer current compensation on a pre-tax basis.

Relocation Program

As part of a relocation package, VMS offers flexible options with a maximum value of $225,000. A detailed description of these options will be sent to you and includes:

•	Home Purchase Closing Cost Reimbursement. You will be reimbursed for actual one-time, non-recurring closing costs and lawyer fees. Reimbursement is capped at 2% of the mortgage loan amount or $50,000, whichever is less.

•	One or two house hunting trips (not to exceed a total of six nights) for you and your wife, including airfare, lodging, rental car and a $150 per diem.
•	Shipment of household goods; Covered costs include packing and moving household goods through a Varian-contracted van line, and up to 2 automobiles/motorcycles (or mileage reimbursement for driving to the Bay Area), storage up to 60 days.
•	Temporary housing for you between your start date and August 2017 or until you close on a home in the Bay Area, whichever comes first; 30 days usage of a rental car.
•	Final move of you and your household members, including transportation and meals and a $150 per diem.

•	Destination Services up to 4 days to assist with settling in to the Bay Area.
•	Should you relocate to the Bay Area in advance of your family, VMS will pay your airfare for home visits every two weeks through August, 2017.
•	Relocation allowance in the amount of a one-time $20,000 cash payment net of taxes to assist with miscellaneous relocation expenses, commuting expenses and household goods purchase.

Please be aware that if you voluntarily terminate your employment with VMS following your relocation to the Bay Area or you are terminated by the corporation for cause, you will be expected to repay all relocation expenses in accordance with the following schedule:

Resignation Following Relocation	Repayment Obligation
0-6 Months	100%
7-12 Months	75%
13-18 Months	50%
19-24 Months	25%
25+ Months	0%

With respect to your relocation package, except for amounts grossed up for applicable taxes as provided in VMS’ policies, any amounts referenced in and paid pursuant to this letter and referenced policies are subject to all applicable state, local and federal tax withholdings.

Please note that these proposed terms of employment supersede any prior agreement, representations or promises of any kinds, whether written, verbal, expressed or implied between the parties hereto with respect to the subject matters herein.

This offer is contingent upon your ability to perform the essential functions of the position with or without reasonable accommodation, and successful completion of a background verification and drug screening. This offer is contingent upon your ability to provide proof of employment eligibility under applicable regulations. VMS’ offer of employment is based on your individual skills and talent. Please do not bring with you to VMS any materials that contain the trade secret or proprietary information of third parties. VMS respects the trade secret rights of other companies and expects all employees to do the same.

Your employment at VMS is an at-will employment relationship, meaning that either VMS, or you, have the right to terminate the employment relationship at any time with or without cause or notice. Your signature below acknowledges your agreement to VMS’ at-will employment relationship and supersedes all other agreements on this subject. The at-will nature of the employment relationship can only be modified by a written agreement between you and VMS’ Chief Executive Officer.

We are including new hire materials for you to review and complete and return to VMS as of your employment date. Should you have any questions in the meantime, please feel free to contact me at 650- 424-6180.

Gary, we are very enthusiastic about the prospect of your joining Varian Medical Systems, Inc. and hope you will have a stimulating and satisfying career here.

Sincerely,

/s/Wendy Scott

Wendy Scott

Senior Vice President, Human Resources

Attachments:

•	Varian Medical Systems, Inc. Fourth Amended and Restated 2005 Omnibus Stock Plan Nonqualified Stock Option Agreement
•	Varian Medical Systems, Inc. Fourth Amended and Restated 2005 Omnibus Stock Plan Restricted Stock Unit Agreement

Your signature below will indicate your understanding and intention to accept the offer of employment set forth in this letter and enter into an employment arrangement with Varian. In addition to the contingencies set forth above and not withstanding your signature below, it is understood and agreed that the terms of this letter shall become effective only upon your employment date following the termination of your current employment. Please sign both copies and return one in the envelope provided.

/s/ Gary Bischoping	04/03/2017
Gary Bischoping (signature)	Date